UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2012

NUVASIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50744	33-0768598
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7475 Lusk Boulevard, San Diego, California 92121

(Address of principal executive offices, with zip code)

(858) 909-1800

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On January 25, 2012, a judge from the U.S. District Court, Southern District of California in San Diego (Case No. 3:08-cv-01512-MMA-MDD) delivered his rulings denying Medtronic Sofamor Danek USA, Inc.’s (“Medtronic”) motion for permanent injunction, Medtronic’s motion for a judgment as a matter of law, Medtronic’s motion for supplemental damages, and NuVasive, Inc.’s (the “Company”) motion for a judgment as a matter of law (the “Rulings”). The Rulings were tentative and non-binding.

On January 26, 2012, the judge affirmed the tentative Rulings denying all post-trial motions. In addition, the judge denied the Company’s defense and counterclaim for inequitable conduct. Detailed findings related to this motion are expected to be issued by the court in the coming weeks.

The remaining issues in this phase of the case include the determination of ongoing royalty rates and lost profits, if any, due Medtronic for sales during the post-verdict period. The Company expects that the court will determine the timeline for these remaining issues in late February or early March.

Additionally, the court will determine how the Company will secure the $101.2 million damage award pending appeal. The court was not specific as whether these remaining issues need to be resolved prior to beginning the appellate process, but the Company continues to anticipate a final appealable judgment in late first quarter or early second quarter of 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVASIVE, INC.

Date: January 26, 2012	By:	/s/ Jason Hannon
Jason Hannon
Executive Vice President, General Counsel